Exhibit 99.1

For Immediate Release:	April 25, 2013

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Senior Vice President, Investor Relations Officer	Vice President, Corporate Communications
860-291-3622	860-291-3765
mshaw@rockvillebank.com	ajeamel@rockvillebank.com

ROCKVILLE FINANCIAL, INC.

ANNOUNCES RECORD FIRST QUARTER EARNINGS

AND EPS UP 31% FROM PRIOR YEAR

ROCKVILLE, Conn., April 25, 2013 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced net income of $4.6 million, or $0.17 per diluted share, for the quarter ended March 31, 2013, compared to net income of $3.9 million, or $0.13 per diluted share, for the quarter ended March 31, 2012.

“I am pleased to announce that Rockville Financial, Inc. reported record first quarter earnings resulting in a 31% increase in earnings per share over the first quarter of 2012. The quarter included strong residential mortgage originations (up 74% versus the total U.S. lenders up 29% as reported by the Mortgage Bankers Association), solid execution on loan sales, stable expense management and continued superior asset quality,” stated William H. W. Crawford, IV, President and Chief Executive Officer of Rockville Financial, Inc. and Rockville Bank.

“The Company’s record quarterly results include the impact of the net interest margin decline attributable to decreased yields on loans and securities in the continued low interest rate environment. Offsetting the margin decline is the 4% increase in average earning assets for the quarter. I am proud of our team’s accomplishment of producing yet another quarter of record profits in a tough operating environment. I would like to thank our employees for their continued commitment to delivering superior customer service, which is the driver to our success every day.”

Earnings in both years were affected by non-core income and expense. A reconciliation of these non-GAAP measures may be found on page F-7.

Financial Highlights

•	Record first quarter net income of $4.6 million

•	Diluted earnings per share of $0.17, up 31% compared to first quarter 2012

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•	0.89% ROA, compared to 0.88% ROA in the linked quarter

•	13% core operating revenue growth, compared to first quarter 2012

•	2% increase in core operating revenue, compared to linked quarter

•	19% increase in core operating expense, compared to first quarter 2012

•	1% increase in core operating expense, compared to linked quarter

•	$2.1 million net gain from sales of loans, compared to $1.3 million in the linked quarter

•	3.48% tax equivalent net interest margin, compared to 3.74% in the linked quarter

•	3% linked quarter deposit growth

•	Nominal 0.08% annualized net loan charge-offs to average loans

•	NIE/Average Assets decreased to 2.87% from 3.07% in the linked quarter

Loan Production Highlights

•	Quarterly residential mortgage originations of $75 million

•	21% of residential mortgage volume is for home purchases

•	74% increase in residential mortgage production, compared to first quarter of 2012

•	74% production increase outpaces 29% average increase for all U.S. lenders

•	57% increase in purchase mortgage production, compared to first quarter of 2012

•	Commercial loans flat due to seasonality, impacted by large payoffs and adherence to price and underwriting discipline

Capital Highlights

•	16% total shareholder return year-over-year, compared to 14% SNL U.S. Bank & Thrift index

•	54% dividend increase since 2011 conversion

•	67% of stock buyback plan completed at $12.05 per share average cost, compared to $12.27 per share average closing price

•	62% dividend payout ratio in the first quarter

•	$11.38 tangible book value, compared to $11.33 tangible book value in the linked quarter

•	13% decrease in Tangible Common Equity/Tangible Assets to 15.43% since 2011 conversion

First Quarter Talent Recruitment Highlights

•	Senior Vice President, Head of Consumer Lending

•	Senior Vice President, Head of Private Banking

•	2 mortgage loan officers

•	1 private banking business development officer

•	1 financial advisor

•	4 net new FTE, 335 at March 31, 2013 up from 331 at linked quarter-end

RCKB – Rockville Financial, Inc.	Page 2	www.rockvillefinancialinc.com

Operating Results

Rockville Financial reported record first quarter earnings, and achieved these results despite the downward pressure on net interest income and the net interest margin in the continued low interest rate environment and difficult operating environment that all banks are facing in 2013.

The Company’s total operating revenue decreased by 4% in the first quarter compared to the linked quarter due primarily to the $1.0 million payment the Company received from its data processing vendor in the fourth quarter of 2012 in relation to the service disruptions our customers experienced when the vendor’s operations center was impacted by Hurricane Sandy. Core operating revenue, however, increased by 2% compared to the linked quarter. On a year-over-year basis total revenue increased by 14% in the first quarter and core operating revenue increased by 13%. In comparison to both the linked quarter and the prior year period, the increase in core operating revenue reflects the expansion of the Company’s mortgage banking business in 2012. The Company sold residential mortgage loans totaling $63 million in the first quarter of 2013 and reported net gains on sales of $2.1 million, compared to $47 million sold in the fourth quarter of 2012 with net gains on sales of $1.3 million, and $18 million sold in the first quarter of 2012 with net gains on sales of $525,000. Additionally, effective January 1, 2013, the Company changed its accounting for Mortgage Servicing Rights (“MSR”) whereby it is carrying the MSR using a fair value approach versus the previous lower of amortized cost or fair value approach. Included in the service charges and fee income in the first quarter of 2013 was an additional $273,000 related to this accounting change.

Operating revenue driven by the Company’s investment subsidiary, Rockville Financial Services (“RFS”), increased $39,000, or 37%, from the linked quarter. While not a significant component to the quarter’s results, noteworthy is the evolution of this business line over the past two quarters and the reporting of two consecutive quarters of 37% increases in fee income from this source. At quarter-end, this division was comprised of five very experienced full-time financial advisors and one full-time sales assistant, all but one of whom joined the Company in the fourth quarter of 2012. The Company has recently re-aligned its advisor territories to better serve its existing RFS clients. The new West Hartford Banking Center includes a dedicated full time financial advisor who is a Certified Financial Planner.

Net interest income decreased by $520,000 to $16.5 million in the first quarter compared to the linked quarter; $337,000 of which was attributable to the decline in commercial loan prepayment fees over the linked quarter. Average earning assets increased by $73 million, or 4%, due to continued business development resulting in commercial loan growth and strategic decisions to increase available for sale investment purchases. The tax equivalent net interest margin for the first quarter of 2013 was compressed by 26 basis points to 3.48%, compared to 3.74% for the fourth quarter of 2012 as a result of the 29 basis points decline in the tax equivalent yield on interest-earning assets outpacing the 6 basis points decline in the cost of interest-bearing liabilities.

The reduction in the average yield during the first quarter as compared to the prior quarter was primarily attributable to the impact that the extended low interest rate environment had on yields of strong fourth quarter commercial loan originations; lower yields on first quarter available for sale security purchases, many of which were variable rate securities; and a linked-quarter reduction of prepayment penalty revenue recognized in the net interest margin. Of the 26 basis points total net

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interest margin compression, 7 basis points was generated by the decline in prepayment penalty revenue. Residential loans, representing 34% of interest-earning assets, experienced a decline in yield due to the Company’s secondary marketing strategy of selling the majority of new originations, resulting in a decline in average balances of legacy higher yielding loans due to prepayment and scheduled amortization.

The cost of interest-bearing deposits decreased across all comparable periods as a result of the Company’s continued focus on growing low cost core deposits, particularly with the commercial banking expansion, and on reducing the cost of funds. The Company’s strategic decision to take steps to shorten the duration of earning assets during the quarter while incrementally extending funding will better position the balance sheet for rising interest rates and enhance its long-term earnings but will modestly adversely impact short-term earnings.

The first quarter provision for loan losses decreased $313,000, or 44%, to $391,000 for the three months ended March 31, 2013 compared to $704,000 for the comparable 2012 period due to the stable balance in the loan portfolio during this time period. Net charge-offs for the first quarter were $331,000, or 0.08% annualized as a percentage of average loans outstanding, an increase from $202,000, or 0.05% annualized as a percentage of average loans outstanding, in the prior year period. Provision expense continues to be assessed in correlation to the Company’s loan growth and risk profile.

On a linked quarter basis, non-interest expense decreased $358,000 to $14.7 million, primarily attributable to the $607,000, or 7%, decline in salaries and benefits expense. While $461,000 of the decline in salaries and benefits expense is due to the fourth quarter Hurricane Sandy expenses, other key factors in the linked quarter expense decline are the hard freezing of the Company’s pension plan and the conclusion of temporary help contracts, partially offset by increased ESOP expense and the increase in commissions and incentive expense related to strong loan originations. FTE increased slightly to 335 at March 31, 2013 from 331 at December 31, 2012 supporting expansion in revenue driving divisions. The first quarter 2013 non-interest expense as a percentage of average assets and the efficiency ratio were 2.87% and 68.58%, respectively. The Company continues to evaluate cost saving efficiencies.

Mortgage Loan Originations and Commercial Banking Strong;

Deposit Growth Continues and Private Banking Introduced

Expansion of the mortgage banking division in 2012 continues to be a significant driver in the Company’s results. Rockville introduced mortgage loan officers (“MLOs”) into its mortgage banking business model in 2012 with the hiring of twelve MLOs during the course of the year, and added to that team with two additional MLOs hired during the first quarter of 2013. Rockville also announced that Brandon Lorey joined the Company during the first quarter as Senior Vice President and Head of Consumer Lending. Most recently, Lorey held the position of Chief Credit and Lending Officer for H&R Block Bank in Kansas City where he led the company’s loan origination and credit administration, and managed the existing legacy portfolio left by prior management, rebuilding it from a point of severe delinquency to an income producing segment of that bank.

The Company further enhanced its mortgage banking model in the first quarter by launching an online mortgage loan application solution, which will assist in making the application process more efficient and added a new high-tech strategy to the Company’s mortgage banking operations. As a

RCKB – Rockville Financial, Inc.	Page 4	www.rockvillefinancialinc.com

result of the mortgage banking expansion and enhancements, the Company reported a 74% increase in first quarter originations over the prior year, significantly outpacing the 29% national increase in first quarter originations as reported by the Mortgage Bankers Association. During the first quarter of 2013 the Company originated residential mortgages totaling $75 million, an increase of 74% from $43 million in the first quarter of 2012. Additionally, the transition to mortgage loan officers in the business model has allowed the Company to foster relationships with local realtors to target purchase mortgage production and decrease reliance on the refinance business, thereby increasing purchase mortgage originations by 57% to $16 million in the first quarter of 2013 from $10 million in the first quarter of 2012. On a linked quarter basis, mortgage originations declined by $12 million, or 14%, which is due to typical seasonality in this business.

Net loans decreased by $32 million, or 2%, during the quarter, of which $26 million is attributable to the residential mortgage portfolio where the Company continues to sell fixed rate loans to the secondary market to mitigate interest rate risk. The Company sold $63 million of residential mortgage loans in the first quarter of 2013. The impact results in a minimally liability sensitive interest rate risk position, and selling mortgages is a key driving factor.

Over the linked quarter, the average balance of commercial real estate loans grew by $52 million, or 32% on an annualized basis, and the average balance of C&I loans grew by $5 million. The Company reported 27% annualized linked quarter commercial loan growth in the fourth quarter of 2012. At March 31, 2013, commercial loans totaled $908 million and had decreased by $7 million, or 0.8%, during the first quarter, comprised of an $8 million increase in the commercial real estate portfolio being more than offset by a $10 million decrease in the commercial business portfolio and a $5 million decrease in the commercial construction portfolio. The commercial pipeline is strong and the decrease in the quarter ending balance of commercial loans is due in part to the payoff of $10 million of timeshare loans and the seasonality of this business line, but also due to the Company’s disciplined approach to asset quality standards and satisfactory return on capital guidelines. Commercial banking grew deposits by $8 million over the quarter to 13.6% of total deposits.

The Company will continue to develop its recently introduced private banking business led by our new team member, Valerie Duncan. Valerie joined the Company on April 1, 2013 as Senior Vice President, Head of Private Banking and joins us from Wells Fargo Private Bank where she was a Vice President and private banker for their Northeast region. We look forward to the opportunities that Valerie and her team of private bankers will bring to the Company by way of increased relationships with high net worth individuals, professionals and business owners.

The available for sale securities portfolio increased $71 million to $313 million at March 31, 2013 from $241 million at December 31, 2012, largely from purchases of A or better rated government sponsored commercial mortgage-backed securities and adjustable rate collateralized loan obligations. Collateralized loan obligations were 14% of the investment portfolio as of March 31, 2013, and were purchased due to the Company’s strategy to opportunistically increase variable rate or short duration assets that have a favorable risk adjusted return on capital. As a result of municipal bond and bank-owned life insurance purchases during the first half of 2012, the Company’s effective tax rate decreased to 28.1% in the first quarter of 2013 from 29.6% in 2012.

Deposits totaled $1.55 billion at March 31, 2013 and increased $42 million from $1.51 billion at December 31, 2012, reflecting a $55 million, or 4%, increase in interest bearing deposits and a $13

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million, or 5%, decrease in non-interest bearing deposits. Deposit growth was enhanced in the first quarter by the opening of the West Hartford Banking Center, which is reporting growth ahead of expectations. The new full-service West Hartford “Banking Center” offers traditional banking services along with onsite specialized mortgage professionals, financial advisors, commercial bankers, and private banking professionals to meet all of our customer needs in one central convenient location. The growth in deposits is partially attributable to the $25 million, or 28%, increase in municipal deposits during the quarter, and the purchase of $11 million of brokered time deposits. Brokered deposits represent 4.7% of total deposits.

Federal Home Loan Bank of Boston advances increased $20 million year-to-date to $163.1 million at March 31, 2013, and other borrowings increased to $10 million at quarter-end. Other borrowings consisted of reverse repurchase agreements with terms of six months and a weighted average cost of 0.49%. The Company continues its philosophy to opportunistically diversify funding sources at a lowest cost.

Asset Quality

First quarter asset quality metrics remain very favorable. Non-performing assets decreased $0.5 million to $18.4 million at March 31, 2013 from $18.9 million at December 31, 2012. The ratio of non-performing assets to total assets decreased 6 basis points to 0.89% at March 31, 2013 from 0.95% at December 31, 2012. Loans on non-accrual decreased $0.3 million to $15.8 million at March 31, 2013 from $16.1 million at December 31, 2012. Included in non-accrual loans are non-accruing troubled debt restructurings (TDR). Non-accruing TDRs increased $177,000 to $3.3 million at March 31, 2013 from $3.1 million at December 31, 2012. The ratio of non-performing loans to total loans increased 1 basis point to 1.01% at March 31, 2013 from 1.00% at December 31, 2012 due to the decrease in the size of the loan portfolio in that time period. At March 31, 2013, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 117.13% and 1.18%, compared to 115.08% and 1.15% at December 31, 2012, respectively.

Dividend

The Board of Directors declared a cash dividend on the Company’s common stock of $0.10 per share to shareholders of record at the close of business on April 29, 2013 and payable on May 6, 2013. This dividend equates to a 3.10% annualized yield based on the $12.90 average closing price of the Company’s common stock in the first quarter of 2013. The Company has paid dividends for 28 consecutive quarters. The dividend payout ratio for the quarter ended March 31, 2013 was 62%.

Stock Repurchase Program

Upon reaching the one year anniversary of its March 3, 2011 stock conversion, the Company’s Board of Directors approved a stock buyback plan on March 2, 2012 and commenced the plan on March 13, 2012. Under this plan, the Company may repurchase up to 2,951,250 shares, or 10% of the outstanding shares at the time the plan was approved. As of March 31, 2013, the Company had repurchased 1,987,819 shares at an average cost of $12.05 per share. The average closing price of the Company’s common stock over this time period was $12.27 per share.

RCKB – Rockville Financial, Inc.	Page 6	www.rockvillefinancialinc.com

The Company repurchased 181,343 shares during the quarter ended March 31, 2013, at an average price of $12.83, which was 113% of the Company’s tangible book value of $11.38. The average closing price during the first quarter was $12.90, or 113% of the Company’s tangible book value.

RCKB – Rockville Financial, Inc.	Page 7	www.rockvillefinancialinc.com

Management Comments

“Rockville significantly returned capital to its shareholders in the first quarter of 2013; returning 113% of the quarter’s net income including both dividends and the stock buyback program. Our total shareholder return year-over-year is 16% compared to the U.S. SNL Bank & Thrift index of 14%,” stated William H. W. Crawford, IV, President and Chief Executive Officer (CEO). “Rockville Financial will continue to balance investments in the Company with current period profitability. We will also continue to evaluate cost saving opportunities.”

Investor Conference Call

Rockville Financial, Inc. will host a conference call on Friday, April 26, 2013 at 9:30 a.m. Eastern Time (ET) to discuss the Company’s first quarter results. Those wishing to participate in the call may dial toll-free 1-888-317-6016. A telephone replay of the call will be available through May 8, 2013 by calling 1-877-344-7529 and entering conference number 10027121. A podcast will be available on the Company’s website for an extended period of time.

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 22-branch community bank serving Tolland, Hartford and New London counties in Connecticut. Rockville Bank has established a New Haven County Commercial Banking Office in Hamden, Conn., and opened a full service Banking Center in West Hartford, Conn in January 2013. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Net Income

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended March 31,
	2013	2012
Interest and dividend income:
Loans	$17,155	$17,564
Securities-interest taxable	1,224	1,188
Securities-interest non-taxable	650	118
Securities-dividends	35	44
Interest-bearing deposits	21	11

Total interest and dividend income	19,085	18,925

Interest expense:
Deposits	1,984	2,251
Borrowed funds	594	548

Total interest expense	2,578	2,799

Net interest income	16,507	16,126
Provision for loan losses	391	704

Net interest income after provision for loan losses	16,116	15,422

Non-interest income:
Service charges and fees	1,833	1,686
Net gain from sales of securities	227	3
Net gain from sales of loans	2,060	525
Bank-owned life insurance	510	306
Other income	254	150

Total non-interest income	4,884	2,670

Non-interest expense:
Salaries and employee benefits	8,674	7,123
Service bureau fees	815	1,057
Occupancy and equipment	1,436	1,065
Professional fees	723	718
Marketing and promotions	70	114
FDIC assessments	294	305
Other real estate owned	246	281
Other	2,412	1,680

Total non-interest expense	14,670	12,343

Income before income taxes	6,330	5,749
Provision for income taxes	1,779	1,894

Net income	$4,551	$3,855

Net income per share:
Basic	$0.17	$0.13
Diluted	$0.17	$0.13

Weighted-average shares outstanding:
Basic	27,228,765	28,560,110
Diluted	27,561,245	28,728,761

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Net Income

(In Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Interest and dividend income:
Loans	$17,155	$17,824	$17,883	$17,930	$17,564
Securities-interest taxable	1,224	1,109	1,082	1,145	1,188
Securities-interest non-taxable	650	652	651	558	118
Securities-dividends	35	46	42	41	44
Interest-bearing deposits	21	25	13	26	11

Total interest and dividend income	19,085	19,656	19,671	19,700	18,925

Interest expense:
Deposits	1,984	2,088	2,149	2,246	2,251
Borrowed funds	594	541	558	563	548

Total interest expense	2,578	2,629	2,707	2,809	2,799

Net interest income	16,507	17,027	16,964	16,891	16,126
Provision for loan losses	391	909	793	1,181	704

Net interest income after provision for loan losses	16,116	16,118	16,171	15,710	15,422

Non-interest income:
Service charges and fees	1,833	1,682	1,578	1,534	1,686
Net gain from sales of securities	227	579	214	118	3
Net gain from sales of loans	2,060	1,334	2,514	44	525
Bank-owned life insurance	510	526	527	524	306
Other income	254	1,043	(219)	39	150

Total non-interest income	4,884	5,164	4,614	2,259	2,670

Non-interest expense:
Salaries and employee benefits	8,674	9,281	8,314	8,468	7,123
Service bureau fees	815	802	946	1,231	1,057
Occupancy and equipment	1,436	1,298	1,254	1,036	1,065
Professional fees	723	638	1,049	828	718
Marketing and promotions	70	125	70	103	114
FDIC assessments	294	272	268	201	305
Other real estate owned	246	96	110	53	281
Other	2,412	2,516	2,499	1,895	1,680

Total non-interest expense	14,670	15,028	14,510	13,815	12,343

Income before income taxes	6,330	6,254	6,275	4,154	5,749
Provision for income taxes	1,779	1,929	1,607	1,205	1,894

Net income	$4,551	$4,325	$4,668	$2,949	$3,855

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands, Except Share Data)

(Unaudited)

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
ASSETS
Cash and cash equivalents
Cash and due from banks	$12,427	$19,966	$14,000	$20,151	$15,303
Short-term investments	45,116	15,349	24,365	13,739	24,549

Total cash and cash equivalents	57,543	35,315	38,365	33,890	39,852
Available for sale securities - At fair value	312,836	241,389	245,952	221,714	195,501
Held to maturity securities - At amortized cost	5,267	6,084	6,935	7,692	8,603
Loans held for sale	6,547	5,292	5,786	598	—
Loans receivable, net of allowance for loan losses	1,555,329	1,586,985	1,530,617	1,545,250	1,496,286
Federal Home Loan Bank of Boston stock, at cost	15,053	15,867	15,867	15,867	15,867
Accrued interest receivable	5,445	4,862	5,484	5,061	4,614
Deferred tax asset, net	11,377	10,720	9,843	10,492	10,590
Premises and equipment, net	21,174	20,078	18,965	17,331	16,082
Goodwill	1,070	1,070	1,070	1,070	1,070
Cash surrender value of bank-owned life insurance	58,880	58,370	57,838	57,291	56,766
Other real estate owned	2,587	2,846	2,618	2,084	2,746
Prepaid FDIC assessments	1,822	2,089	2,334	2,569	2,805
Other assets	7,778	7,832	7,513	7,490	4,372

	$2,062,708	$1,998,799	$1,949,187	$1,928,399	$1,855,154

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Non-interest-bearing	$226,377	$238,924	$223,525	$220,924	$216,567
Interest-bearing	1,320,504	1,265,756	1,253,605	1,234,750	1,165,702

Total deposits	1,546,881	1,504,680	1,477,130	1,455,674	1,382,269
Mortgagors’ and investor escrow accounts	4,067	6,776	3,364	6,556	3,217
Federal Home Loan Bank advances and other borrowings	172,787	143,106	118,865	125,871	125,876
Accrued expenses and other liabilities	17,981	23,626	22,539	17,593	16,142

Total liabilities	1,741,716	1,678,188	1,621,898	1,605,694	1,527,504

Total stockholders’ equity	320,992	320,611	327,289	322,705	327,650

	$2,062,708	$1,998,799	$1,949,187	$1,928,399	$1,855,154

Rockville Financial, Inc. and Subsidiaries

Selected Financial Highlights

(Dollars In Thousands, Except Share Data)

(Unaudited)

	At or For the Three Months Ended
	March 31, 2013	December 31 2012	September 30, 2012	June 30, 2012	March 31, 2012
Share Data:
Basic net income per share	$0.17	$0.16	$0.17	$0.11	$0.13
Diluted net income per share	0.17	0.16	0.17	0.11	0.13
Dividends declared per share	0.10	0.26	0.09	0.09	0.08

Operating Data:
Total operating revenue	$21,391	$22,191	$21,578	$19,150	$18,796
Total operating expense	14,670	15,028	14,510	13,815	12,343
Average earning assets	1,918,975	1,846,007	1,812,636	1,768,612	1,687,764

Key Ratios:
Return on average assets	0.89%	0.88%	0.97%	0.63%	0.86%
Return on average equity	5.68%	5.34%	5.73%	3.63%	4.62%
Tax-equivalent net interest margin	3.48%	3.74%	3.80%	3.87%	3.83%

Mortgage Production:
Dollar volume (Purchase & Refi)	$75,048	$87,061	$82,846	$80,450	$43,158
Number of loans	393	443	413	411	215
Mortgages originated for home purchases	$15,900	$26,571	$32,387	$25,768	$10,100
Number of loans	75	112	149	114	38
Loans sold	$62,703	$47,007	$60,387	$908	$17,553
Gains on sale of loans	$2,060	$1,334	$2,514	$44	$525

Non-performing Assets:
Residential real estate	$7,783	$7,837	$6,911	$8,087	$6,730
Commercial real estate	1,358	2,162	1,609	1,624	1,274
Construction	1,760	1,470	1,221	1,235	1,006
Commercial business	1,568	1,407	1,285	1,200	1,445
Installment and collateral	45	45	32	33	34

Total non-accrual loans	12,514	12,921	11,058	12,179	10,489
Troubled debt restructured - non-accruing	3,312	3,135	2,965	3,071	3,166

Total non-performing loans	15,826	16,056	14,023	15,250	13,655
Other real estate owned	2,587	2,846	2,618	2,084	2,746

Total non-performing assets	$18,413	$18,902	$16,641	$17,334	$16,401

Non-performing loans to total loans	1.01%	1.00%	0.91%	0.98%	0.90%
Non-performing assets to total assets	0.89%	0.95%	0.85%	0.90%	0.88%
Allowance for loan losses to non-performing loans	117.13%	115.08%	128.93%	113.47%	121.03%
Allowance for loan losses to total loans	1.18%	1.15%	1.17%	1.11%	1.09%

Non-GAAP Ratios: (1)
Non-interest expense to average assets	2.87%	3.07%	3.00%	2.93%	2.77%
Efficiency ratio (2)	68.58%	67.72%	67.25%	72.14%	65.67%
Cost of interest-bearing deposits	0.61%	0.66%	0.69%	0.74%	0.79%
Operating revenue growth rate	-3.61%	2.84%	12.68%	1.88%	95.00%
Operating revenue growth rate (annualized)	-14.42%	11.36%	50.72%	7.53%	3.78%
Average earning asset growth rate	3.95%	1.84%	2.49%	4.79%	2.07%
Average earning asset growth rate (annualized)	15.81%	7.36%	9.96%	19.16%	8.27%

(1)	Non-GAAP Ratios are not financial measurements required by generally accepted accounting principles; however, management believes such information is useful to investors in evaluating Company performance.
(2)	The efficiency ratio represents the ratio of non-interest expenses, to the sum of net interest income before provision for loan losses and non-interest income. The efficiency ratio is not a financial measurement required by accounting principles generally accepted in the United States of America. However, the efficiency ratio is used by management in its assessment of financial performance specifically as it relates to non-interest expense control and also believes such information is useful to investors in evaluating Company performance.

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2013			2012
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Loans receivable, net	$1,577,725	$17,155	4.35%	$1,475,537	$17,564	4.76%
Investment securities	290,844	2,095	2.88	176,039	1,358	3.09
Federal Home Loan Bank stock	15,740	15	0.38	16,719	22	0.53
Other earning assets	34,666	21	0.24	19,469	11	0.23

Total interest-earning assets	1,918,975	19,286	4.02%	1,687,764	18,955	4.49%
Non-interest-earning assets	122,829			95,914

Total assets	$2,041,804			$1,783,678

Interest-bearing liabilities:
NOW and money market accounts	$546,934	374	0.27%	$428,214	277	0.26%
Savings accounts	220,479	34	0.06	195,174	70	0.14
Certificates of deposit	536,238	1,576	1.18	513,758	1,904	1.48

Total interest-bearing deposits	1,303,651	1,984	0.61	1,137,146	2,251	0.79
Advances from the Federal Home Loan Bank	158,428	583	1.47	87,276	548	2.51
Other borrowings	8,945	11	0.49	—	—

Total interest-bearing liabilities	1,471,024	2,578	0.70%	1,224,422	2,799	0.91%

Non-interest-bearing liabilities	250,261			225,207

Total liabilities	1,721,285			1,449,629
Stockholders’ equity	320,519			334,049

Total liabilities and stockholders’ equity	$2,041,804			$1,783,678

Net interest-earning assets	$447,951			$463,342

Tax-equivalent net interest income		16,708			16,156
Tax-equivalent net interest rate spread			3.32%			3.58%
Tax-equivalent net interest margin			3.48%			3.83%

Average interest-earning assets to average interest-bearing liabilities			130.45%			137.84%

Less tax-equivalent adjustment		201			30

Net interest income		$16,507			$16,126

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Three Months Ended
	March 31, 2013			December 31, 2012
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Loans receivable, net	$1,577,725	$17,155	4.35%	$1,543,170	$17,824	4.62%
Investment securities	290,844	2,095	2.88	245,203	2,042	3.33
Federal Home Loan Bank stock	15,740	15	0.38	15,867	19	0.48
Other earning assets	34,666	21	0.24	41,767	26	0.24

Total interest-earning assets	1,918,975	19,286	4.02%	1,846,007	19,911	4.31%
Non-interest-earning assets	122,829			114,885

Total assets	$2,041,804			$1,960,892

Interest-bearing liabilities:
NOW and money market accounts	$546,934	374	0.27%	$521,443	372	0.29%
Savings accounts	220,479	34	0.06	214,134	64	0.12
Certificates of deposit	536,238	1,576	1.18	521,665	1,653	1.27

Total interest-bearing deposits	1,303,651	1,984	0.61	1,257,242	2,089	0.66
Advances from the Federal Home Loan Bank	158,428	583	1.47	131,502	540	1.64
Other borrowings	8,945	11	0.49	—	—	—

Total interest-bearing liabilities	1,471,024	2,578	0.70%	1,388,744	2,629	0.76%

Non-interest-bearing liabilities	250,261			247,855

Total liabilities	1,721,285			1,636,599
Stockholders’ equity	320,519			324,293

Total liabilities and stockholders’ equity	$2,041,804			$1,960,892

Net interest-earning assets	$447,951			$457,263

Tax-equivalent net interest income		16,708			17,282
Tax-equivalent net interest rate spread			3.32%			3.55%
Tax-equivalent net interest margin			3.48%			3.74%

Average interest-earning assets to average interest-bearing liabilities			130.45%			132.93%

Less tax-equivalent adjustment		201			255

Net interest income		$16,507			$17,027

Rockville Financial, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(In Thousands)

(Unaudited)

	Core Operating Revenue
	Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Net Interest Income Before Provision for Loan Losses	$16,507	$17,027	$16,964	$16,891	$16,126

Non-Interest Income	4,884	5,164	4,614	2,259	2,670

Operating Revenue	21,391	22,191	21,578	19,150	18,796

Adjust net gain from sales of securities	(227)	(579)	(214)	(118)	(3)

Effect of service disruption on revenue, Hurricane Sandy	—	(893)	—	—	—

Core Operating Revenue	$21,164	$20,719	$21,364	$19,032	$18,793

	Core Operating Expense
	Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2013	March 31, 2012

Non-Interest Expense (Operating Expense)	$14,670	$15,028	$14,510	$13,815	$12,343

Effect of stock-based compensation	—	—	—	(1,167)	—

Effect of service disruption on expenses, Hurricane Sandy	—	(503)	—	—	—

Core Operating Expense	$14,670	$14,525	$14,510	$12,648	$12,343